Exhibit 99.3

Summary

This summary highlights information contained elsewhere in this report. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire report. You should read the following summary together with the more detailed information and historical financial information, including the notes relating to that information, appearing elsewhere in this report. Unless the context indicates otherwise, information presented on an as adjusted basis gives effect to this offering and the application of the net proceeds therefrom. For the definition of EBITDA and EBITDAR, a presentation of the most directly comparable GAAP measure and a reconciliation of EBITDA and EBITDAR to that measure, see “—Summary consolidated financial information” and footnote 4 to “—Summary consolidated financial information.”

Company overview

We are a leading human services company that provides support services, training and educational programs to individuals with special needs. We deliver services to individuals with mental retardation or other developmental disabilities (MR/DD), youth with special needs and adults with barriers to employment. We believe that the quality of our service and care, our focus on training and compliance and our close and long standing relationships with federal, state and local agencies have helped us become one of the largest human services companies in the United States. As of June 30, 2005, we provided services to approximately 41,000 individuals with special needs in 34 states, Washington, D.C., Puerto Rico and certain international locations. We provide services to approximately 26,500 individuals with disabilities in community group homes, personal residences and larger facilities, to approximately 7,000 disadvantaged youths in federally funded Job Corps centers and to approximately 7,500 welfare recipients and individuals who have been laid off or have barriers to employment.

Our services are segmented by the populations they serve. Our Disabilities Services division serves adults and youths with MR/DD as well as the elderly. Our Job Corps Training Services division assists disadvantaged youths with educational and vocational skills training and employment counseling, while our Employment Training Services division assists disadvantaged job seekers with job training and employment placement programs. For the twelve months ended June 30, 2005, we derived approximately 78% of our revenues from Medicaid, 14% of our revenues from the United States Department of Labor (DOL) and 8% of revenues from other payors and had total revenues of $1.04 billion and EBITDA of $69.8 million.

Disabilities Services

We are the nation’s largest provider of services for individuals with mental retardation or other developmental disabilities, and we also provide periodic in-home care services to the elderly. Our programs, administered in both residential and non-residential settings, are based predominantly on individual support plans designed to encourage greater independence and the development or maintenance of daily living skills. These goals are achieved through tailored application of our different services including social, functional and vocational skills training, supported employment and emotional and psychological counseling. Individuals are supported by an interdisciplinary team consisting of our employees and professional contractors, such as qualified mental retardation professionals (QMRPs) support/service coordinators, physicians, psychologists, therapists, social workers and other direct support professionals.

For our MR/DD clients, we offer an alternative to large, state-run institutional settings by providing high quality, individually focused programs on a more cost efficient basis than traditional state-run programs. For our elderly clients, we provide support services and training to enable the individuals to continue to live safely in their home and remain active in their community.

Our disabilities services are provided in a variety of different environments including:

Periodic In-Home Services.    These programs offer periodic and customized support to assist and provide respite to primary caregivers. Our services enable select MR/DD individuals to return home and receive care away from large, state-run institutions. This is often an alternative that states offer to assist the caregivers of individuals with MR/DD who are on a waiting list for long-term care placement. Our services also enable elderly individuals who need assistance to be served in the comfort of their own homes. For both MR/DD individuals and the elderly, service is provided on an hourly basis and is coordinated in response to the individual’s identified needs and may include personal care, habilitation, respite care, attendant care and housekeeping.

Group Homes.    Our group homes are family-style houses in the community where four to eight individuals live together usually with full time staffing for supervision and support. Residents are encouraged to take responsibility for their home, health and hygiene and are encouraged to actively take part in work and community functions.

Supported Living.    Our supported living programs provide services tailored to the specific needs of one, two or three individuals living in a home or an apartment in the community. Individuals may need only a few hours of staff supervision or support each week or they may require services 24 hours a day.

Residential Facilities.    Seventeen of our approximately 3,200 service sites are larger residential facilities, which provide around-the-clock support to ten or more individuals. In these facilities, we strive to create a home-like atmosphere that emphasizes individuality and choice.

Vocational Skills Training and Day Programs.    These programs offer individuals with developmental disabilities the opportunity to become active in their communities and/or attain meaningful employment. Vocational skills training programs contract with local industries to provide short or long-term work. Day programs provide interactive and educational activities and projects for individuals to assist them in reaching their full potential.

Revenues for our Disabilities Services operations are derived primarily from 28 different state Medicaid programs and from management contracts with private operators, generally not-for-profit providers, who contract with state government agencies and are also reimbursed under the Medicaid program. For the twelve months ended June 30, 2005, our Disabilities Services segment generated revenues of $838.5 million, representing approximately 81% of our total revenues.

Job Corps Training Services

Since 1976, we have been operating programs for disadvantaged youths through the federal Job Corps program administered by the DOL, which provides for the educational and vocational skills training, health care, employment counseling and other support necessary to enable disadvantaged youths to become responsible working adults. The Job Corps program is designed to address the severe unemployment faced by disadvantaged youths throughout the United States and Puerto Rico. The typical Job Corps student is a 16-24 year old high school dropout who reads at the seventh-grade level, comes from a disadvantaged background, has not held a regular job, and was living in an environment characterized by troubled home life or other disruptive conditions.

We operate 17 Job Corps centers in nine states and Puerto Rico with contract capacity for approximately 7,000 students. We also provide, under separate contracts with the Department of Interior or the primary contractor, certain administrative, counseling, educational, vocational and other support services for five Job Corps centers not operated by us. Our centers currently operate at approximately 92% capacity due to high demand, however, only approximately 1% of the eligible population in the United States is served by some type of Job Corps program due to funding constraints. Each center offers training in several vocational areas depending upon the particular needs and job market opportunities in the region. We provide these services in campus-style settings utilizing housing and classroom facilities owned and managed by the DOL. Upon completion of the program, each student is referred to the nearest job placement agency for assistance in finding a job or enrolling in a school or training program. Approximately 80% of the students completing our programs have obtained jobs or continue their education elsewhere. Revenues for our Job Corps operations are derived primarily from reimbursements by the DOL. For the twelve months ended June 30, 2005, our Job Corps Training Services segment generated revenues of $149.4 million, representing approximately 14% of our total revenues.

Employment Training Services

We operate job training and placement programs that assist welfare recipients and disadvantaged job seekers in finding employment and improving their career prospects. We currently operate 54 career centers in ten states serving over 7,500 individuals at any one time, or approximately 300,000 annually. These centers are part of a nationwide system of government-funded offices that provide assistance, job preparation and placement to any youth or adult. The services include providing information on the local labor market, vocational assessments, career counseling, workshops to prepare people for success in the job market, referrals to occupational skills training for high-demand occupations, job search assistance, job placement, and help with job retention and career advancement. Many of our centers are designed as “one-stop” career centers, which serve both job seekers and employers. Several types of assistance are offered by different organizations in a single facility. In addition to job seekers, “one-stop” centers serve the business community by providing job matching, screening, referral, and other specialized services for employers. Our Employment Training Services programs are funded through performance-

based and fixed-fee contracts from local and state governments. For the twelve months ended June 30, 2005, our Employment Training Services segment generated revenues of $46.7 million, representing approximately 4% of our total revenues.

Other

For the twelve months ended June 30, 2005, our charter school operations generated revenues of approximately $6.0 million and our international job training and placement operations generated revenues of approximately $0.6 million, together representing less than 1% of our total revenues.

Industry overview

The markets for services for special needs populations in the United States are large and growing. These individuals are also backed by powerful and well organized advocacy groups. We estimate that the special needs populations that we serve constitute a $75 billion market, of which $35 billion is funding for MR/DD services and approximately $40 billion is funding for training services. We believe that we are well positioned to benefit from favorable demographics and positive industry trends. We expect our industry to experience strong growth due to the following:

A Growing Number of Individuals Needing Care from Human Services Providers.    There are approximately 4.6 million individuals in the United States with MR/DD. Family caregivers care for 2.6 million of these MR/DD individuals and 25% of those family caregivers are parents or guardians age 60 or older. We believe that as the “baby boomer” generation ages, many of these family caregivers will not be capable of providing adequate support for their dependents with MR/DD. If these caregivers are unable to secure a residential living environment for their dependents with MR/DD, these dependents will become wards of the state. In addition, according to The State of the States Report, a 2004 research report prepared by Dr. David Braddock, the average life expectancy of individuals with MR/DD has increased from 19 years old in the 1930s to 66 years old in 1993, suggesting that individuals with MR/DD are increasingly more likely to survive their caregivers and require care from either human services providers or the government for longer periods of time. We believe both these trends will continue to drive an increase in the population of individuals that require special services and support from human service providers.

Community-Based Living Services Supported by the Courts.    In June 1999, the U.S. Supreme Court, in Olmstead v. L.C., held that states must provide individuals with MR/DD the choice to be placed in community-based settings when deemed appropriate by medical professionals and placement can be reasonably completed within state budgets. This ruling intensified a movement, already under way nationally, to relocate persons with MR/DD from large state-operated institutions to community-based settings.

Public Pressure to Reduce Waiting Lists.    According to The Arc, a national organization and advocacy group for individuals with MR/DD, in 2005 there were over 100,000 eligible individuals on waiting lists for placement in one or more residential service programs. We believe there is an increasing number of class action lawsuits across the country and many states have received court orders to address their extensive waiting lists. We believe many states are allocating incremental funding to provide for group home placements or for programs like periodic/in-home services.

Vocal, Well Organized Advocacy Groups.    Strong advocacy groups, often led by the parents or guardians of individuals with MR/DD along with social workers and civil rights lawyers, have worked to organize on a national level and bring broad resources to focus on regional and local governing bodies when MR/DD issues are addressed. These advocacy groups increase community awareness and use legislation and the courts to influence government funding, improve service levels to individuals with MR/DD and increase emphasis on education and training. This trend has resulted in a higher quality of life and greater independence for individuals with MR/DD.

Stable Job Corps Program.    The federal Job Corps program, created in 1964, provides training for approximately 70,000 students each year at 122 centers throughout the United States and Puerto Rico. Funding for the program has grown from approximately $600 million in 1984 to $1.5 billion in 2004. The U.S. Census Bureau forecasted that the juvenile population will grow by 11% between 2000 and 2020 and estimates that 17% of the approximately 72 million children under the age of 18 in the United States currently live in households under the poverty level. Our Job Corps students frequently come from such a background.

Government Outsourcing of Employment Training Services.    The Personal Responsibility and Work Opportunity Reconciliation Act of 1996 enabled private for-profit and non-profit organizations to competitively bid to manage and operate programs providing work activities and other services for welfare recipients, who are now faced with time limitations for the receipt of cash assistance. Current federal legislation has mandated states to privatize the delivery of services under a “one-stop” concept, providing a solid market base for private-sector involvement. Within this marketplace, third-party providers assist local government agencies and local workforce boards to manage and directly operate programs that help individuals prepare for, identify, secure and retain employment, while helping them remove any barriers such as child care, transportation and counseling issues. The consistent and bi-partisan support for these federal programs has created an opportunity for workforce services providers. The primary funding for this market is provided through five federal programs overseen by several federal government agencies, including the U.S. Department of Labor.

Company strengths

Leading Position in Special Needs Markets.    We are the nation’s largest private provider of services to populations with special needs. At June 30, 2005, we provided services to approximately 41,000 individuals with special needs in 34 states, Washington, D.C., Puerto Rico and certain international locations. We are also the second largest private operator of Job Corps centers and “one-stop” centers in the United States. We believe that our broad service offerings, our established presence in our target markets and our ability to deliver services locally provide us with a competitive advantage and strengthen our relationships with the referral base, namely state and local agencies and advocacy groups.

Top Quality Services by Well-Trained Professionals at an Efficient Cost.    Our mission is to provide the highest quality care to those individuals we serve. We believe our national scope and size allow us to develop and implement best practices nationwide to provide our customers with a high quality of care. We are also able to leverage operational economies of scale to provide this quality care in a cost effective manner that is responsive to our customers, their families and state and federal funding providers. For example, according to the State of the States Report, the average cost per day of one individual in a state-run institution setting is approximately $369, while the same individual in our community-based environment costs from $140-160.

Significant Recurring Revenue from Diversified Payors.    Care for our MR/DD customers is long-term in nature. We serve a client for an average of seven years, and the average age of our client is 41 years. In addition, the life expectancy of our customers has increased from 19 years old in the 1930s to 66 years old in 1993. Because most of our MR/DD consumers require services over their entire lives and many states have extensive waiting lists for services, our MR/DD operations have experienced occupancy rates in our group homes and residential facilities of at least 96% since 1996. Our Job Corps contracts average five years in length and are usually cost-plus based contracts. Our programs have been very successful, achieving a 98.7% efficacy rating from the DOL over the last twelve months ended June 30, 2005, which made us the highest rated operator of Job Corps programs in the United States. This high quality enables us to have consistently high renewal rates; we have successfully renewed 20 out of the last 23 programs that have come up for bid. We are reimbursed for our services by Medicaid agencies, the DOL and other government entities in 34 states, therefore mitigating our reimbursement exposure to any one payor.

Strong and Stable Free Cash Flow.    We generate strong and stable operating cash flow due to our efficient operational capabilities, manageable capital expenditures and stable working capital requirements. Our business model facilitates our ability to benefit from economies of scale and effectively develop our services and programs. Additionally, since the beginning of 2002, our robust infrastructure and systems improvements have helped increase EBITDA margins. Our free cash flow from 2002 to 2004 averaged approximately $28 million annually.

Strong Referral Relationships.    Client referrals in the human services industry generally occur at a local community level. We have been operating in 32 of the 34 states we serve for at least six years and have developed close, long-standing relationships with state and local agencies as well as advocacy groups in the communities we serve. We believe we have a reputation as a high quality human services provider with quality facilities and the infrastructure and expertise to service our customers. We also believe that our expertise serving MR/DD individuals has enabled us to be a better partner for state and local agencies as they work to comply with legislation and litigation to move these individuals off waiting lists or from state institutions and into group homes or other community-based settings.

Proven Ability to Identify and Integrate Acquisitions.    Our recent growth is due in part to our ability to successfully identify and integrate both tuck-in acquisitions and strategic acquisitions. We employ a proven, systematic and disciplined approach that includes conducting full due diligence on prospective contracts, the reimbursement environment, quality of services, financial condition, operational managers and regulatory compliance. We also have a comprehensive post-acquisition process to facilitate the integration of the acquired entities that includes improving facility operations, retaining staff and incorporating the entity into our various systems.

Experienced Management Team.    The members of our senior management team, led by President and CEO Ronald G. Geary, have served an average of nine years at ResCare and an average of 13 years in the human services industry. Under Mr. Geary’s leadership, we have grown revenues from $65 million in 1990 to $1.04 billion for the twelve months ended June 30, 2005 through acquisitions and organic growth. Our senior operations personnel have a broad range of human services experience, serving an average of 24 years in the industry. We believe that our management team has the depth and breadth to successfully grow our company and execute our strategy.

Company strategy

Leverage Existing Regional Infrastructure to Increase Density.    One of our growth strategies is to acquire and integrate new group homes, or tuck-in acquisitions, into our regional clusters where we have existing infrastructure and where Medicaid rates are attractive. We add homes and individuals served by pursuing small tuck-in acquisitions using our proven, disciplined and systematic approach to potential acquisitions. The typical target is less than $5 million in revenue size and currently has facilities in a geographic area in which we operate.

Expand Our Disabilities Services and Periodic In-Home Services.    We plan to expand into new markets and expand the disabilities services we offer to existing markets. We plan on leveraging our existing client base and continue to partner with state government agencies to create new services and service models to address changing market needs. For example, we began delivering our periodic in-home services to individuals with MR/DD and the elderly in 1997 and serve approximately 14,000 individuals today. Periodic services are provided in the family homes of clients and, as such, provide stable margins and require minimal capital investment. We believe that these services are in high demand from family caregivers and in some cases are used as an interim measure by state governments to provide relief to these families. As such, this represents a significant avenue for growth that leverages our existing infrastructure. Additionally, we recently acquired an in-home personal care provider to the elderly, which is funded primarily by private individuals, thereby further diversifying our payor mix.

Grow through Opportunities in Employment Training Services.    We continue to explore further growth in employment training services through pursuit of “one-stop” center contracts, as well as evaluation of acquisition candidates. While we operated no “one-stop” centers in 2002, today we are the second largest private operator of these centers in the United States. We expect to continue pursuing growth opportunities as contracts with state agencies come up for bid or as acquisition opportunities arise.

Recent developments

Impact of Hurricane Katrina.    We operate a number of group homes in areas of Louisiana recently affected by Hurricane Katrina. Prior to the hurricane, we safely evacuated all of the affected individuals and they continue to receive quality services from our employees in other facilities. We are in the process of transferring a number of these individuals to ResCare operations in other states as we anticipate that it may take several months before we are able to return them to the affected Louisiana areas. It is possible that up to 42 of our homes were damaged, and we are currently assessing the extent of that damage. However, we believe that the impact of the hurricane will not have a material impact on our financial condition, operating results or cash flows.

THE NOTES

Issuer	Res-Care, Inc.

Notes offered	$150,000,000 aggregate principal amount of Senior Notes to be placed pursuant to Rule 144A.

Maturity	8 years.

Optional Redemption	Non-callable for 4 years.

Equity Clawback	Up to 35% of principal with proceeds of qualified equity offerings.

Mandatory Offers to Repurchase

Investor put at 101% of principal plus accrued and unpaid interest upon occurrence of change of control. Investor put at 100% of principal plus accrued and unpaid interest upon certain asset dispositions.

Restrictive Covenants	Standard high yield.

Use of Proceeds	Together with existing cash and short-term investments, repay the $150 million aggregate principal amount of its 10.625% Senior Notes due 2008 and to repay its existing term loan.

Summary consolidated financial information

The following table sets forth our summary consolidated financial information for and as of each of the years ended December 31, 2002, 2003 and 2004 and has been derived from our audited consolidated financial statements, which are included elsewhere in this report. Our summary consolidated financial information for and as of the six months ended June 30, 2004 and 2005, set forth below have been derived from our unaudited condensed consolidated financial statements for those periods and are also included elsewhere in this report. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements. In our opinion, the unaudited condensed consolidated financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

The as adjusted data set forth below give effect to this offering and the application of the net proceeds therefrom, as if it had occurred on July 1, 2004. We have derived the as adjusted financial data for the twelve months ended June 30, 2005 by adding the adjustments for this offering to the sum of the historical financial data for the twelve months ended December 31, 2004 and the six months ended June 30, 2005, less the six months ended June 30, 2004. The as adjusted data are unaudited, are for informational purposes only and are not necessarily indicative of what our results of operations or financial condition would have been had this offering been completed as of the dates indicated and do not purport to represent what our results of operations or financial condition might be for any future period.

The following summary consolidated financial information should be read in conjunction with “Use of proceeds,” “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this report.

	Fiscal year ended December 31,			Six months ended June 30,		As adjusted twelve months ended June 30,
(Dollars in thousands)	2002	2003	2004	2004	2005	2005

				(unaudited)	(unaudited)	(unaudited)

Statement of income data:
Revenues	$919,724	$961,333	$1,009,016	$496,026	$528,302	$1,041,292
Facility and program expenses	845,316	865,461	905,213	445,595	472,643	932,261

Facility and program contribution	74,408	95,872	103,803	50,431	55,659	109,031
Total operating expenses	45,928	50,629	51,273	26,050	26,910	52,133

Operating income(1)	28,480	45,243	52,530	24,381	28,749	56,898
Interest expense, net(2)	24,298	24,326	19,750	10,041	9,057	13,236

Income before income taxes	4,182	20,917	32,780	14,340	19,692	43,662
Income tax expense	1,506	7,530	11,273	5,385	6,695	14,463

Net income	$2,676	$13,387	$21,507	$8,955	$12,997	$29,199

Balance sheet data:
Working capital	$144,546	$71,298	$120,619	$119,318	$119,299	$75,149
Cash, cash equivalents and short-term investments	72,089	23,440	81,639	95,421	75,884	31,734
Total assets	546,612	503,026	586,666	567,196	623,313	586,846
Total debt, including capital leases	262,424	189,685	182,536	186,375	186,788	158,788
Shareholders’ equity	177,179	192,291	269,561	252,122	286,963	278,496

Other financial data:
Cash interest expense(2)	$25,873	$26,863	$20,809	$9,834	$9,503	$14,950
Depreciation and amortization	11,862	12,254	12,207	6,067	6,737	12,877
Capital expenditures	13,692	14,141	16,017	5,217	5,454	16,254
Facility rent(3)	32,212	35,362	37,468	18,353	19,841	38,956
EBITDAR(4)	72,554	92,859	102,205	48,801	55,327	108,731
EBITDAR margin(4)	7.9%	9.7%	10.1%	9.8%	10.5%	10.4%
EBITDA(4)	40,342	57,497	64,737	30,448	35,486	69,775
EBITDA margin(4)	4.4%	6.0%	6.4%	6.1%	6.7%	6.7%

Operating data:
Days sales outstanding	48.3	48.0	48.4	44.6	49.9	49.9
Disabilities Services revenue(5)	$769,589	$787,903	$819,597	$401,707	$420,597	$838,487
Job Corps Training Services revenue(5)	146,414	138,786	145,375	70,914	74,972	149,433
Employment Training Services revenue(5)	—	30,122	38,341	20,332	28,717	46,726
Other revenue(5)	3,721	4,522	5,703	3,073	4,016	6,646

Selected historical ratios:
Ratio of EBITDAR to cash interest and facility rent	1.2x	1.5x	1.8x	—	—	2.0x
Ratio of EBITDA to cash interest expense	1.6x	2.1x	3.1x	—	—	4.7x
Ratio of total net debt to EBITDA(6)	4.7x	2.9x	1.6x	—	—	1.8x
Ratio of total debt to EBITDA	6.5x	3.3x	2.8x	—	—	2.3x
Ratio of total adjusted debt to EBITDAR(7)	7.2x	5.1x	4.7x	—	—	4.3x

Notes to summary consolidated financial information:

(1)	Operating income for the year ended December 31, 2004 includes expenses of $0.8 million ($0.5 million net of tax, or $0.02 per share) related to payments required under the provisions of the director stock option plans as a result of the Onex transaction. Operating income for the year ended December 31, 2003 includes a charge of $2.2 million ($1.4 million net of tax, or $0.06 per share) related to debt refinancing ($2.5 million, pre-tax charge) and extinguishment of debt ($0.3 million, pre-tax gain). Operating income for the year ended December 31, 2002 includes a charge of $14.8 million ($9.5 million net of tax, or $0.39 per share) related to write-off of accounts receivable in the fourth quarter of 2002. In addition, we recorded a charge of $1.5 million ($1.0 million net of tax, or $0.04 per share) for costs associated with an investigation and closure of a portion of a non-core operation. Further, operating income for 2002 includes gains on the extinguishment of debt of $1.3 million ($0.8 million net of tax, or $0.03 per share).

(2)	Interest expense and cash interest expense for the as adjusted twelve months ended June 30, 2005 were derived by giving effect to the offering of the notes offered hereby as if it occurred on July 1, 2004. We assume an effective rate of interest on the notes being offered hereby of 7%.

(3)	Facility rent is defined as land and building lease expense less amortization of any deferred gain on applicable sale-leaseback transactions.

(4)	EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA margin and EBITDAR margin are defined as EBITDA and EBITDAR, respectively, divided by total revenues. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our amended and restated senior credit facility.

The following table provides a reconciliation from net income to EBITDA and EBITDAR:

	Fiscal year ended December 31,			Six months ended June 30,		Twelve months ended June 30,
(Dollars in thousands)	2002	2003	2004	2004	2005	2005

				(unaudited)	(unaudited)	(unaudited)
Net income	$2,676	$13,387	$21,507	$8,955	$12,997	$25,549
Add:
Provision for income taxes	1,506	7,530	11,273	5,385	6,695	12,583
Depreciation and amortization	11,862	12,254	12,207	6,067	6,737	12,877
Interest expense, net	24,298	24,326	19,750	10,041	9,057	18,766

EBITDA	40,342	57,497	64,737	30,448	35,486	69,775
Facility rent	32,212	35,362	37,468	18,353	19,841	38,956

EBITDAR	$72,554	$92,859	$102,205	$48,801	$55,327	$108,731

Revenues	$919,724	$961,333	$1,009,016	$496,026	$528,302	$1,041,292
EBITDA margin	4.4%	6.0%	6.4%	6.1%	6.7%	6.7%
EBITDAR margin	7.9%	9.7%	10.1%	9.8%	10.5%	10.4%

(5)	Commencing January 1, 2005, as a result of integrating the former Youth Services operating segment into our existing segments, as well as the expansion of our job training and placement programs for disadvantaged job seekers, we now have the following three reportable segments: (i) Disabilities Services, (ii) Job Corps Training Services and (iii) Employment Training Services. Segment revenues for the periods presented prior to 2005 have been reclassified to reflect this change in the composition of our reportable operating segments.

(6)	Total net debt is defined as total debt net of cash, cash equivalents and short-term investments.

(7)	Total adjusted debt is defined as total debt plus annual facility rent times a multiple of eight.

Capitalization

The following table sets forth our capitalization as of June 30, 2005 on an actual basis and on an as adjusted basis to give effect to this offering and the application of the estimated net proceeds. You should read this table in conjunction with the information contained in “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations,” and our consolidated financial statements and the notes related thereto.

	As of June 30, 2005
(Dollars in thousands)	Actual	As adjusted

Cash, cash equivalents and short-term investments	$75,884	$31,734

Long-term debt, including current maturities:
Amended and restated senior credit facility(1)	$—	$—
Existing term loan(2)	28,000	—
Obligations under capital leases	2,093	2,093

Total secured debt	30,093	2,093

Notes payable and other	6,695	6,695
10.625% Senior Notes	150,000	—
Senior notes offered hereby	—	150,000

Total debt	$186,788	$158,788

Shareholders’ equity:
Preferred shares, no par value, authorized 1,000,000 shares, 48,095 shares issued and outstanding	$46,609	$46,609
Common shares, no par value, authorized 40,000,000 shares, 26,463,543 shares issued and outstanding	49,240	49,240
Additional paid-in capital	58,352	58,352
Retained earnings(3)	132,762	124,295

Total shareholders’ equity	286,963	278,496

Total capitalization	$473,751	$437,284

(1)	Upon consummation of this offering, we expect to enter into a $175 million amended and restated senior credit facility, which can be increased to $225 million at our option and which will mature in five years. We do not expect to draw on the amended and restated senior credit facility at the closing of this offering. At June 30, 2005, we had irrevocable standby letters of credit of $51.1 million.
(2)	The maturity date of the existing term loan is in January 2008, and the interest rate applicable for the term loan as of June 30, 2005, based on the three-month LIBOR, was 5.45%.
(3)	As adjusted retained earnings includes charges of $9.2 million ($6.1 million, net of tax) for the tender premium and $3.7 million ($2.4 million, net of tax) for the write-off of unamortized debt issue costs.

Selected historical consolidated financial data

You should read the following selected historical consolidated financial data in conjunction with our consolidated financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this report.

The following table sets forth selected historical consolidated financial data for and as of each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and have been derived from our audited consolidated financial statements, which are included elsewhere in this report. Certain selected historical consolidated financial data for and as of the six months ended June 30, 2004 and 2005 set forth below have been derived from our unaudited condensed consolidated financial statements for those periods and are also included elsewhere in this report. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements. In our opinion, the unaudited condensed consolidated financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position, results of operations and cash flows as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

	Fiscal year ended December 31,					Six months ended June 30,
(Dollars in thousands)	2000	2001	2002	2003	2004	2004	2005

						(unaudited)	(unaudited)
Statement of income data:
Revenues	$858,073	$885,715	$919,724	$961,333	$1,009,016	$496,026	$528,302
Facility and program expenses	755,853	817,754	845,316	865,461	905,213	445,595	472,643

Facility and program contribution	102,220	67,961	74,408	95,872	103,803	50,431	55,659
Operating expenses:
Corporate general and administrative	28,111	33,390	35,410	36,188	38,609	19,233	20,173
Depreciation and amortization	22,308	21,079	11,862	12,254	12,207	6,067	6,737
Other expense (income), net	4,419	719	(1,344)	2,187	457	750	—

Total operating expenses	54,838	55,188	45,928	50,629	51,273	26,050	26,910

Operating income(1)	47,382	12,773	28,480	45,243	52,530	24,381	28,749
Interest expense, net	22,559	19,061	24,298	24,326	19,750	10,041	9,057

Income (loss) before income taxes	24,823	(6,288)	4,182	20,917	32,780	14,340	19,692
Income tax expense (benefit)	10,647	(1,916)	1,506	7,530	11,273	5,385	6,695

Net income (loss)	$14,176	$(4,372)	$2,676	$13,387	$21,507	$8,955	$12,997

Balance sheet data:
Working capital	$122,305	$142,877	$144,546	$71,298	$120,619	$119,318	$119,299
Cash, cash equivalents and short-term investments	33,415	58,997	72,089	23,440	81,639	95,421	75,884
Total assets	536,771	534,936	546,612	503,026	586,666	567,196	623,313
Total debt, including capital leases	272,277	269,711	262,424	189,685	182,536	186,375	186,788
Shareholders’ equity	178,123	174,129	177,179	192,291	269,561	252,122	286,963

	Fiscal year ended December 31,					Six months ended June 30,
(Dollars in thousands)	2000	2001	2002	2003	2004	2004	2005

						(unaudited)	(unaudited)
Other financial data:
Cash interest expense, net	$23,771	$19,929	$25,873	$26,863	$20,809	$9,834	$9,505
Depreciation and amortization	22,308	21,079	11,862	12,254	12,207	6,067	6,737
Capital expenditures	20,914	9,323	13,692	14,141	16,017	5,217	5,454
Facility rent(2)	25,136	29,792	32,212	35,362	37,468	18,353	19,841
EBITDAR(3)	94,826	63,644	72,554	92,859	102,205	48,801	55,327
EBITDAR margin(3)	11.1%	7.2%	7.9%	9.7%	10.1%	9.8%	10.5%
EBITDA(3)	69,690	33,852	40,342	57,497	64,737	30,448	35,486
EBITDA margin(3)	8.1%	3.8%	4.4%	6.0%	6.4%	6.1%	6.7%
Cash flows from operating activities	39,344	11,949	35,980	51,470	41,773	31,591	25,041
Cash flows from investing activities	6,712	16,938	(16,133)	(23,494)	(27,234)	(51,140)	(33,300)
Cash flows from financing activities	(19,698)	(3,305)	(6,755)	(76,625)	43,660	46,530	3,339

Operating data:
Days sales outstanding	58.9	53.0	48.3	48.0	48.4	44.6	49.9
Disabilities Services revenue(4)	$730,488	$745,124	$769,589	$787,903	$819,597	$401,707	$420,597
Job Corps Training Services revenue(4)	123,868	136,654	146,414	138,786	145,375	70,914	74,972
Employment Training Services revenue(4)	—	—	—	30,122	38,341	20,332	28,717
Other revenue(4)	3,717	3,937	3,721	4,522	5,703	3,073	4,016

Selected historical ratios:
Ratio of EBITDAR to cash interest and facility rent	1.9x	1.3x	1.2x	1.5x	1.8x	—	—
Ratio of EBITDA to cash interest expense	2.9x	1.7x	1.6x	2.1x	3.1x	—	—
Ratio of total net debt to EBITDA(5)	3.4x	6.2x	4.7x	2.9x	1.6x	—	—
Ratio of total debt to EBITDA	3.9x	8.0x	6.5x	3.3x	2.8x	—	—
Ratio of total adjusted debt to EBITDAR(6)	5.0x	8.0x	7.2x	5.1x	4.7x	—	—
Ratio of earnings to fixed charges(7)	1.7x	0.8x	1.1x	1.5x	1.8x	—	—

Notes to selected consolidated financial data:

(1)	Operating income for the year ended December 31, 2004 includes expenses of $0.8 million ($0.5 million net of tax, or $0.02 per share) related to payments required under the provisions of the director stock option plans as a result of the Onex transaction. Operating income for the year ended December 31, 2003 includes a charge of $2.2 million ($1.4 million net of tax, or $0.06 per share) related to debt refinancing ($2.5 million, pre-tax charge) and extinguishment of debt ($0.3 million, pre-tax gain). Operating income for the year ended December 31, 2002 includes a charge of $14.8 million ($9.5 million net of tax, or $0.39 per share) related to write-off of accounts receivable in the fourth quarter of 2002. In addition, we recorded a charge of $1.5 million ($1.0 million net of tax, or $0.04 per share) for costs associated with an investigation and closure of a portion of a non-core operation. Further, operating income for 2002 includes gains on the extinguishment of debt of $1.3 million ($0.8 million net of tax, or $0.03 per share). Operating income for the year ended December 31, 2001 includes a restructuring charge of approximately $1.6 million ($0.9 million net of tax, or $0.04 per share) for costs associated with the exit from Tennessee. In addition, we recorded a charge of $22 million ($13.2 million net of tax, or $0.54 per share) related to additional reserves for accounts receivable and insurance claims. Operating income for the year ended December 31, 2000 includes the following: (1) a charge of $1.8 million ($1.1 million net of tax, or $0.04 per share) related to the write-off of costs associated with the terminated management-led buyout, (2) a charge of $1.7 million ($1.0 million net of tax, or $0.04 per share) related to our 2000 restructuring plan and (3) a charge of $0.6 million for the settlement of a lawsuit.

(2)	Facility rent is defined as land and building lease expense less amortization of any deferred gain on applicable sale-leaseback transactions.

(3)	EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA margin and EBITDAR margin are defined as EBITDA and EBITDAR, respectively, divided by total revenues. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our amended and restated senior credit facility.

The following table provides a reconciliation from net income to EBITDA and EBITDAR:

	Fiscal year ended December 31,					Six months ended June 30,
(Dollars in thousands)	2000	2001	2002	2003	2004	2004	2005

						(unaudited)	(unaudited)
Net income (loss)	$14,176	$(4,372)	$2,676	$13,387	$21,507	$8,955	$12,997
Add:
Provision for income taxes (benefit)	10,647	(1,916)	1,506	7,530	11,273	5,385	6,695
Depreciation and amortization	22,308	21,079	11,862	12,254	12,207	6,067	6,737
Interest expense, net	22,559	19,061	24,298	24,326	19,750	10,041	9,057

EBITDA	69,690	33,852	40,342	57,497	64,737	30,448	35,486
Facility rent	25,136	29,792	32,212	35,362	37,468	18,353	19,841

EBITDAR	$94,826	$63,644	$72,554	$92,859	$102,205	$48,801	$55,327
Revenues	$858,073	$885,715	$919,724	$961,333	$1,009,016	$496,026	$528,302
EBITDA margin	8.1%	3.8%	4.4%	6.0%	6.1%	6.1%	6.7%
EBITDAR margin	11.1%	7.2%	7.9%	9.7%	9.8%	9.8%	10.5%

(4)	Commencing January 1, 2005, as a result of integrating the former Youth Services operating segment into our existing segments, as well as the expansion of our job training and placement programs for disadvantaged job seekers, we now have the following three reportable segments: (i) Disabilities Services, (ii) Job Corps Training Services and (iii) Employment Training Services. Segment revenues for the periods presented prior to 2005 have been reclassified to reflect this change in the composition of our reportable operating segments.

(5)	Total net debt is defined as total debt net of cash, cash equivalents and short-term investments.

(6)	Total adjusted debt is defined as total debt plus annual facility rent times a multiple of eight.

(7)	For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and amortization of capitalized debt issuance costs and an estimate of interest within rental expense. On a pro forma basis, the fiscal 2004 ratio of earnings to fixed charges would have been 2.0x giving effect to the refinancing as if it had occurred at the beginning of such period.